Exhibit 10.8

EXCLUSIVE LICENSE AGREEMENT FOR
WICKING CONDENSATE EVAPORATOR AT AC CONDENSER

U.C. Case No.: 2008-399

This exclusive license agreement (“Agreement”) is effective August 1, 2009 (“Effective Date”), by and between (a) The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through its Davis Campus Technology Transfer Services, at the University of California, Davis, 1850 Research Park Drive, Suite 100, Davis, CA 95618-6134  and (b) Octus Energy, Inc. ("Licensee"), a Nevada corporation having a principal place of business at 803 Second Street, Suite 303, Davis, California 95616.  The Regents and Licensee will be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

Whereas, The Regents has an assignment of title to the invention entitled “Wicking Condensate Evaporator at AC Condenser” (the "Invention"), as described in The Regents' Case No. 2008-399, invented by Richard C. Bourne, employed by the University of California, Davis when the invention was made, and to the patents and patent applications under Patent Rights as defined below, which are directed to the Invention;

Whereas, The Regents and Licensee entered into a Confidentiality Agreement (UC Agreement Control No. 2009-20-0484) effective February 25, 2009 (“Confidentiality Agreement”), for the purpose of allowing Licensee to evaluate its interest in a license agreement covering the Invention;

Whereas, The Regents and Licensee entered into a Letter Agreement (UC Agreement Control No. 2009-30-0505) effective March 10, 2009 (“Letter Agreement”), for the purpose of granting Licensee an exclusive right to negotiate an exclusive license under Patent Rights;

Whereas, Licensee has provided The Regents with a commercialization plan for the Invention and business strategy in order to allow The Regents to evaluate Licensee’s capabilities;

Whereas, Licensee is a “small entity” as defined in 37 CFR 1.27;

Whereas, The Regents and Licensee desire to have the Invention developed and commercialized so that products resulting therefrom may be available for public use and benefit; and

Whereas, Licensee desires to acquire, and The Regents desires to grant, a license under Patent Rights to manufacture, use, sell, offer for sale and import products, methods and services in accordance with the terms herein.

Now, therefore, the Parties agree as follows:

1.           DEFINITIONS

1.1
"Affiliate" of Licensee means any entity that, directly or indirectly, Controls Licensee, is Controlled by Licensee, or is under common Control with Licensee. "Control" means (i) having the actual, present capacity to elect a majority of the directors of such entity, (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors of such entity, or (iii) in any country where the local law will not permit foreign equity participation of a majority of the outstanding stock or voting rights, the ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2           "Licensed Field of Use" means all uses.

1.3
"Licensed Method" means any process or method the use or practice of which, but for the license granted pursuant to this Agreement, (a) would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under  Patent Rights, or (b) is covered by a claim  in a pending patent application under Patent Rights.  As used in subsection (b) of this Paragraph 1.3, “covered by a claim in a pending patent application” means that such use or practice would, but for the license granted pursuant to this Agreement, constitute infringement, or contributory infringement, or inducement of infringement of such claim if such claim were issued.

1.4
"Licensed Product" means any product, material, kit, or other article of manufacture or composition of matter, the manufacture, use, Sale, offer for Sale, or import of which (a) would require the performance of Licensed Methods, or (b) but for the license granted pursuant to this Agreement, would infringe, or contribute to or induce the infringement of a Valid Claim of any issued, unexpired patent under Patent Rights, or (c) is covered by a claim in a pending patent application under Patent Rights.  As used in subsection (c) above of this Paragraph 1.4, “covered by a claim in a pending patent application” means that such manufacture, use, Sale, offer for Sale or import would, but for the license granted pursuant to this Agreement, constitute infringement, or contributory infringement, or inducement of infringement of such claim if such claim were issued.

1.5
“Licensed Service” means a service provided using Licensed Products or Licensed Methods, including without limitation any such service provided in the form of contract research or other research performed by Licensee on behalf of a third party.

1.6	"Licensed Territory" means United States of America and its territories and possessions, and any foreign countries where Patent Rights exist.

1.7
"Net Sales" means the gross invoice price charged by, and the value of non-cash consideration owed to, Licensee or a Sublicensee for Sales of  Licensed Products and  Licensed Services, less the sum of the following actual and customary deductions where applicable:  cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes when included in gross sales, but not value-added taxes assessed or income taxes derived from such sales; transportation charges; and allowances or credits to customers because of rejections or returns.  For purposes of calculating Net Sales, a Sale to a Sublicensee for end use by the Sublicensee will be treated as a Sale at Licensee’s list price.

1.8
"Patent Rights" means The Regents' rights in the claims of U.S. Patent Application, Serial Number 61/154,720, entitled "Wicking Condensate Evaporator at AC Condenser" filed on February 23, 2009,  by Dr. Richard C. Bourne and assigned to The Regents; continuing applications thereof including divisions, substitutions, extensions and continuation-in-part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of the above-listed parent patent application); any patents issuing on said applications or continuing applications including reissues; and any corresponding foreign patents or applications.

1.9
"Sale" means, for Licensed Products and Licensed Services, the act of selling, leasing or otherwise transferring, providing, or furnishing such product or service for any consideration.  Correspondingly, "Sell" means to make or cause to be made a Sale, and "Sold" means to have made or caused to be made a Sale.

1.10	“Sublicense” means a sublicense under this Agreement.

1.11	“Sublicensee” means a sublicensee under this Agreement.

1.12	“Sublicense Agreement” means a sublicense agreement under this Agreement.

1.13
“Valid Claim” means a claim of a patent in any country where the claim (a) has not expired and (b) has not been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

2.           GRANT

2.1
Subject to the limitations set forth in this Agreement, including without limitation the rights reserved in Paragraph 2.2, The Regents hereby grants to Licensee an exclusive license under Patent Rights, in the Licensed Field of Use in the Licensed Territory, to make, use, offer for Sale, import, and Sell Licensed Products and Licensed Services, and to practice Licensed Methods.

2.2	The Regents reserves the right to do any one or more of the following:

(a)	publish any technical data resulting from research performed by The Regents relating to the Invention;

(b)	make and use the Invention and associated technology for educational and research purposes;

(c)	practice Patent Rights in order to make and use products, and to practice methods, for educational and research purposes; and

(d)	allow other educational and non-profit institutions to do any one or more of the activities of Subparagraphs 2.2 (a), (b), and (c) above, for educational and research purposes.

2.3
Licensee will promptly inform The Regents of any change in Licensee’s small entity status, as defined in 37 CFR 1.27, or of any Sublicense to an entity which does not have small entity status, as defined in 37 CFR 1.27.

2.4	This Agreement is subject to rights of, and obligations owed to, the U.S. Government, if any.

3.           SUBLICENSES

3.1
The Regents hereby further grants to Licensee the right to grant to Affiliates and to third parties a Sublicense under the rights granted to Licensee hereunder, provided that, Licensee has exclusive rights under this Agreement at the time of the grant of the Sublicense.  Every Sublicense will include:

(a)	a statement setting forth the date upon which Licensee's exclusive license rights hereunder will expire;

(b)
a provision requiring the performance of all the obligations due to The Regents (and, if applicable, the United States Government) under this Agreement other than those rights and obligations specified in Article 4 (License Issue Fee/Maintenance Fees) and Paragraph 5.3 (Minimum Annual Royalty);

(c)	a provision requiring payment of royalties to Licensee in an amount sufficient to permit Licensee to meet its royalty obligations to The Regents at the rates and bases set forth in this Agreement;

(d)	a prohibition on the grant of further Sublicenses; and

(e)	the same provision for indemnification of The Regents as has been provided for in this Agreement.

3.2
Licensee will pay to The Regents twenty-five percent (25%) of any cash consideration, and of the cash equivalent of all other consideration, which is due to Licensee for the grant of rights under a Sublicense, excluding payments due to Licensee as a royalty based on Sales by the Sublicensee.  Payment owed to The Regents under this Paragraph 3.2 is in addition to payments owed by Licensee to The Regents as Earned Royalties under Paragraph 5.1 below based on Sales by the Sublicensee.

3.3	Licensee will notify The Regents of each Sublicense granted hereunder and furnish to The Regents a copy of each such Sublicense Agreement and any amendments thereof.

3.4	Affiliates of Licensee will have no licenses under Patent Rights except as granted by Sublicense pursuant to this Agreement.

3.5	For the purposes of this Agreement, the operations of all Sublicensees will be deemed to be the operations of Licensee, for which Licensee will be responsible.

3.6	Licensee will collect and guarantee payment of all monies and other consideration due The Regents from Sublicensees, and deliver all reports due The Regents and received from Sublicensees.

3.7
Upon termination of this Agreement for any reason, all Sublicenses that are granted by Licensee pursuant to this Agreement where the Sublicensee is in compliance with its Sublicense Agreement as of the date of such termination will remain in effect and will be assigned to The Regents, except that The Regents will not be bound to perform any duties or obligations set forth in any Sublicenses that extend beyond the duties and obligations of The Regents set forth in this Agreement.

4.           LICENSE ISSUE FEE/MAINTENANCE FEES

4.1
Licensee will pay to The Regents a non-creditable, non-refundable license issue fee (“License Issue Fee”) of two thousand dollars ($2,000.00) due upon signing of this Agreement.  The Regents acknowledge the receipt of two thousand dollars ($2,000.00) paid by Licensee under the Letter Agreement which sum is creditable towards the License Issue Fee due under this Paragraph 4.1.  The License Issue Fee is non-refundable and not an advance against royalties or other payments due under this Agreement.

4.2
Licensee will pay to The Regents a license maintenance fee of two thousand dollars ($2,000.00) on the one-year anniversary of the Effective Date and on each anniversary of the Effective Date until the year following the year of the first Sale of a Licensed Product or Licensed Service.

5.           ROYALTIES

5.1	Licensee will pay to The Regents earned royalties (“Earned Royalties”) as follows:

(a)
Subject to Subparagraphs 5.1(b), 5.1(c), 5.1(d) and 5.1 (e) below, Licensee will pay Earned Royalties at the rate of one and one-half percent (1½%) of the Net Sales of all Licensed Products and Licensed Services.

(b)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a component (“Component”) of a combination product (“Combination Product”), and the Component is separately Sold by Licensee or a Sublicensee with a separate list price (“Component List Price”), then the Earned Royalty due under this Paragraph 5.1 for Net Sales of the Combination Product will be calculated using the Component List Price rather than using the gross invoice price charged for the Combination Product.

(c)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a Component of a Combination Product, and the Component is not separately Sold by Licensee or a Sublicensee but was previously separately Sold by Licensee or a Sublicensee, then the Earned Royalty due under this Paragraph 5.1 for Net Sales of the Combination Product will be calculated using the Component List Price as previously listed, as multiplied by an inflation adjustment factor ("Inflation Adjustment Factor"), rather than using the gross invoice price charged for the Combination Product.  The Inflation Adjustment Factor will be the ratio of the Consumer Price Index ("CPI") at the time of such Net Sales, as compared to the CPI at the end of the calendar year in which such Component was most recently previously Sold by Licensee or a Sublicensee.  In such event, Licensee will at the time of the royalty report under Paragraph 7.4 provide The Regents in writing with the Inflation Adjustment Factor used.

(d)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a Component of a Combination Product, and the Component is not, and has not previously been, separately Sold by Licensee or a Sublicensee, then the Earned Royalty due under this Paragraph 5.1 for Net Sales of the Combination Product will be calculated pro rata based on the relative cost of manufacture of the Component as compared to the cost of manufacture of the Combination Product.  In such event, Licensee will at the time of the royalty report under Paragraph 7.4 provide The Regents with information in writing on cost of manufacture sufficient to justify the calculation under this Subparagraph 5.1(d).

(e)
In the event a Licensed Service is Sold by Licensee or a Sublicensee as part of a Sale of services ("Combination Services"), where the Combination Services include both Licensed Services and other services, and where such Sale of Combination Services is invoiced as a single invoice without itemization as to the Licensed Services part of the Combination Services, then Licensee will inform The Regents in writing and the Parties will agree to an appropriate pro-rata apportionment formula for such Sales of Combination Services.

5.2
Earned Royalties accruing to The Regents will be paid to The Regents quarterly within sixty (60) days after the end of each calendar quarter as follows: May 31 (for first quarter); August 31 (for second quarter), November 30 (for third quarter), and February 28 (for fourth quarter).

5.3
Beginning in the calendar year after the first Sale of a Licensed Product or Licensed Service, and in each succeeding calendar year thereafter, Licensee will pay to The Regents a minimum annual royalty (“Minimum Annual Royalty”) of three thousand dollars ($3,000.00) for the life of this Agreement.  The Minimum Annual Royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalties due and owing for the calendar year for which the Minimum Annual Royalty is made.

5.4
All payments due The Regents will be payable in United States dollars.  When Licensed Products and Licensed Services, are Sold for monies other than United States dollars, Earned Royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars.  The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

5.5
Payments due for Sales occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income.  Licensee will also be responsible for all bank transfer charges.

5.6
Licensee will make all payments under this Agreement either by check or electronic transfer, payable to "The Regents of the University of California" and Licensee will forward such payments to The Regents at the address shown in Paragraph 23.1 below.

5.7
If any patent or patent application, or any claim thereof, included within Patent Rights expires or is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligation to pay Earned Royalties based on such patent, patent application or claim, or any claims patentably indistinct therefrom will cease as of the date of such expiration or final decision.  Licensee will not, however, be relieved from paying any Earned Royalties that accrued before such expiration or decision or that are based on another valid patent or claim not expired or involved in such decision.

6.    DILIGENCE

6.1
Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture, and Sale of Licensed Products, Licensed Services, and Licensed Methods, and will diligently market them in quantities sufficient to meet the market demand.

6.2	In addition to its obligations under Paragraph 6.1, Licensee specifically commits to achieving the following objectives and milestones in its activities under this Agreement:

(a)	Milestone #1: Funding of Licensee: $250,000.00 by December 31, 2010;

(b)	Milestone #2: Manufacturing of Licensed Product: begins (including by a third party on behalf of Licensee) by May 31, 2010;

(c)	Milestone #3: First Sales of Licensed Product or Licensed Services: by August 31, 2010; and

(d)	Milestone #4: 1,000 units of Licensed Product Sold: by August 31, 2011.

6.3
If Licensee is unable to meet any of its diligence obligations set forth in Paragraphs 6.1 and 6.2, then The Regents will so notify Licensee of failure to perform. Licensee will have the right and option to extend the target date of any such diligence obligation for a period of six (6) months upon the payment of five thousand dollars ($5000) within thirty (30) days of the date to be extended for each such extension option exercised by Licensee.  Licensee may further extend the target date of any diligence obligation for an additional six (6) months upon payment of an additional five thousand dollars ($5000).  Additional extensions may be granted only by mutual written agreement of the Parties.  These payments are in addition to the Minimum Annual Royalty payments specified in Paragraph 5.3.  Should Licensee opt not to extend the obligation or fail to meet it by the extended target date, then The Regents will have the right and option either to terminate this Agreement or to reduce Licensee's exclusive license to a non-exclusive license.  This right, if exercised by The Regents, supersedes the rights granted in Article 2.

6.4
To exercise either the right to terminate this Agreement or to reduce the license to a non-exclusive license for lack of diligence under Paragraph 6.1 or 6.2, The Regents will give Licensee written notice of the deficiency.  Licensee thereafter has sixty (60) days to cure the deficiency or to request arbitration.  If The Regents has not received satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, either terminate the Agreement or reduce Licensee's exclusive license to a non-exclusive license by giving written notice to Licensee.  These notices will be subject to Article 22 (Notices).

7.           PROGRESS AND ROYALTY REPORTS

7.1
For the period beginning January 10, 2010, within sixty (60) days of each subsequent June 30 and December 31, Licensee will submit to The Regents a semi-annual progress report covering Licensee's activities related to the development and testing of all Licensed Products, Licensed Services and Licensed Methods and the obtaining of necessary governmental approvals, if any, for marketing in the United States.  These progress reports will be made for all development activities until the first Sale occurs in the United States.

7.2
Each progress report will be a sufficiently detailed summary of activities of Licensee and any Sublicensees so that The Regents may evaluate and determine Licensee’s progress in development of Licensed Products, Licensed Services, and Licensed Methods, and in meeting its diligence obligations under Article 6, and will include (but not be limited to) the following: summary of work completed and in progress; current schedule of anticipated events and milestones, including diligence milestones under Paragraph 6.2; anticipated market introduction dates for the Licensed Territory; and Sublicensees’ activities during the reporting period.

7.3	In Licensee’s progress report immediately subsequent to the first Sale by Licensee or a Sublicensee of Licensed Products or Licensed Services, Licensee will report the date of such first Sale.

7.4
After the first Sale of a Licensed Product or Licensed Service, Licensee will make quarterly royalty reports to The Regents within sixty (60) days after the quarters ending March 31, June 30, September 30, and December 31, of each year.  Each such royalty report will include at least the following:

(a)
The number of Licensed Products manufactured and the number of Licensed Products and Licensed Services Sold, and if applicable, indicating which Licensed Products and Licensed Services are Combination Products and Combination Services;

(b)	Gross revenue from Sale of Licensed Products and Licensed Services;

(c)	Net Sales pursuant to Paragraph 1.7;

(d)	Total Earned Royalties due The Regents; and

(e)	Names and addresses of any new Sublicensees along with a summary of the material terms of each new Sublicense Agreement entered into during the reporting quarter.

7.5	If no Sales have occurred during the report period, a statement to this effect is required in the royalty report for that period.

8.           BOOKS AND RECORDS

8.1
Licensee will keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing the amount of Earned Royalties payable to The Regents and Licensee’s compliance with other obligations under this Agreement.  Said books of accounts will be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.  Said books and the supporting data will be open at all reasonable times during normal business hours upon reasonable notice, for five (5) years following the end of the calendar year to which they pertain, to the inspection and audit by representatives of The Regents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement.  Such representatives will be bound to hold all information in confidence except as necessary to communicate Licensee's non-compliance with this Agreement to The Regents.

8.2
The fees and expenses of The Regents' representatives performing such an examination will be borne by The Regents.  However, if an error in underpaid royalties to The Regents of more than five percent (5%) of the total Earned Royalties due for any year is discovered, then the fees and expenses of these representatives will be borne by Licensee.

9.           LIFE OF THE AGREEMENT

9.1
Unless otherwise terminated by the operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date and will remain in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application licensed under this Agreement, whichever is later.

9.2	Any termination of this Agreement will not affect the rights and obligations set forth in the following articles:

Article 1	Definitions
Article 3	Sublicenses
Article 8	Books and Records
Article 9	Life of the Agreement
Article 12	Disposition of Licensed Products Upon Termination
Article 15	Use of Names and Trademarks
Article 16	Limited Warranties
Article 18	Indemnification
Article 22	Notices
Article 23	Payments
Article 25	Confidentiality
Article 28	Applicable Law; Venue; Attorneys’ Fees
Article 29	Scope of Agreement

9.3
Any termination of this Agreement will not relieve Licensee of its obligation to pay any monies due or owing at the time of such termination and will not relieve any obligations, of either Party to the other Party, established prior to termination.

10.           TERMINATION BY THE REGENTS

10.1
If Licensee should violate or fail to perform any term of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to Licensee.  If Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to Licensee.  If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of such notice.  Such termination will not relieve Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued rights of The Regents.  These notices will be subject to Article 22 (Notices).

10.2
Notwithstanding Paragraph 10.1 above, this Agreement will terminate immediately, upon written notice given by The Regents in its sole discretion, if Licensee files a claim including in any way the assertion that any portion of The Regents’ Patent Rights is invalid or unenforceable, where the filing of such claim is by the Licensee, by a third party on behalf of the Licensee, or by a third party at the written urging of the Licensee.

10.3
Notwithstanding Paragraph 10.1 above, this Agreement will terminate immediately, upon written notice given by The Regents in its sole discretion, in the event of the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

11.           TERMINATION BY LICENSEE

11.1
Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents.  Such notice of termination will be subject to Article 22 (Notices) and termination of this Agreement will be effective ninety (90) days after the effective date of such notice.

11.2
Any termination pursuant to Paragraph 11.1 will not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

12.           DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

12.1
Upon termination of this Agreement, for a period of one hundred twenty (120) days after the date of termination Licensee may complete and Sell any partially made Licensed Products and continue to render any previously commenced Licensed Services, and continue the practice of Licensed Methods only to the extent necessary to do the foregoing; provided that, all such Sales will be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

13.           PATENT PROSECUTION AND MAINTENANCE

13.1
The Regents will diligently prosecute and maintain the United States and foreign patent applications and patents under Patent Rights, subject to Licensee’s reimbursement of The Regents’ out-of-pocket costs under Article 13.3 below.  All patent applications and patents under Patent Rights will be held in the name of The Regents.  The Regents will have sole responsibility for retaining and instructing patent counsel.  The Regents will promptly provide Licensee with copies of all official patent office correspondence so that Licensee may be informed of the continuing prosecution, and Licensee agrees to keep this documentation confidential in accordance with Article 25.  Licensee may comment upon such documentation, provided that, if Licensee has not commented upon such documentation in reasonable time for The Regents to sufficiently consider Licensee’s comments prior to the deadline for filing a response with the relevant government patent office, The Regents will be free to respond appropriately without consideration of Licensee's comments.

13.2
The Regents will use reasonable efforts to prepare or amend any patent application within Patent Rights to include claims reasonably requested by Licensee to protect the Licensed Products or Licensed Services contemplated to be Sold or Licensed Methods to be practiced under this Agreement.

13.3
Subject to Paragraph 13.4, all past, present, and future costs for preparing, filing, prosecuting, and maintaining all United States and foreign patent applications and patents under Patent Rights (including without limitation the cost of interferences, reexaminations, and oppositions) will be paid by Licensee, so long as the licenses granted to Licensee herein are exclusive.  Such payments by Licensee are due within thirty (30) days after receipt of invoice from The Regents.  If, however, The Regents reduces the exclusive licenses granted herein to non-exclusive licenses pursuant to Paragraphs 6.3 or 6.4, and The Regents grants additional license(s), the subsequent costs of preparing, filing, prosecuting and maintaining such patent applications and patents will be divided equally among the licensed parties from the effective date of each subsequently granted license agreement.

13.4
Licensee's obligation to underwrite and to pay all United States and foreign patent filing, prosecution, and maintenance costs for Patent Rights will continue for so long as this Agreement remains in effect, provided that, Licensee may terminate its obligations with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3) months’ written notice to The Regents.  The Regents will undertake to curtail applicable patent costs billable to Licensee when such a notice is received from Licensee.  The Regents may continue prosecution and/or maintenance of such patent applications or patents at its sole discretion and expense, provided that, Licensee will have no further right or licenses thereunder.

14.           MARKING

14.1	Licensee will mark all products made, used or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws.

15.           USE OF NAMES AND TRADEMARKS

15.1
Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of either Party by the other (including any contraction, abbreviation, or simulation of any of the foregoing).  Unless required by law or consented to in writing by The Regents, the use by Licensee of the name "The Regents of the University of California" or the name of any University of California campus in advertising, publicity or other promotional activities is expressly prohibited.

16.           LIMITED WARRANTIES

16.1	The Regents warrants to Licensee that it has the lawful right to grant this license.

16.2
This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED.  THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3
IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, PATENT RIGHTS, LICENSED METHODS, LICENSED SERVICES OR LICENSED PRODUCTS.

16.4	Nothing in this Agreement is or will be construed as:

(a)	A warranty or representation by The Regents as to the validity, enforceability or scope of Patent Rights; or

(b)	A warranty or representation that anything made, used, or Sold under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

(c)	An obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 17; or

(d)
Conferring by implication, estoppel, or otherwise any license or rights under any patents of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

(e)	An obligation to furnish any know-how not provided in the patents and patent applications under Patent Rights.

17.           PATENT INFRINGEMENT

17.1
In the event that Licensee learns of the substantial infringement of any Patent Rights, Licensee will promptly provide The Regents with notice and reasonable evidence of such infringement (“Infringement Notice”).  During the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither Party will notify a third party, including the infringer, of the infringement without first obtaining consent of the other Party, which consent will not be unreasonably withheld.  Both Parties will use diligent efforts, in cooperation with each other, to terminate such infringement without litigation.

17.2
(a)  If such infringing activity has not been abated within ninety (90) days following the effective date of the Infringement Notice, Licensee may institute suit for patent infringement against the infringer.  The Regents may voluntarily join such suit at The Regents’ expense, but The Regents may not thereafter separately commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit.  Licensee may not join The Regents in a suit initiated by Licensee without The Regents’ prior written consent.  If, in a suit initiated by Licensee, The Regents is involuntarily joined other than by Licensee, Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

(b) If, within a hundred and twenty (120) days following the effective date of the Infringement Notice, the infringing activity has not been abated and if Licensee has not brought suit against the infringer, The Regents may in its sole discretion institute suit for patent infringement against the infringer. If The Regents institutes such suit, Licensee may not join such suit without The Regents’ consent and may not thereafter separately commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

17.3
Such legal action as is decided upon will be at the expense of the Party on account of whom suit is brought and all recoveries recovered thereby will belong to such Party, provided that legal action brought jointly by The Regents and Licensee and participated in by both will be at the joint expense of both Parties and all recoveries will be allocated in the following order:  a) to each Party reimbursement for its attorneys' costs, fees, and other related out-of-pocket expenses to the extent each Party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each Party; and b) any remaining amount shared jointly by both Parties in proportion to the share of expenses paid by each Party, but in no event will The Regents’ share be less than twenty-five percent (25%) of such remaining amount if The Regents is a Party.

17.4
Each Party will cooperate with the other Party in litigation instituted hereunder but at the expense of the Party on account of whom suit is brought.  Such litigation will be controlled by the Party bringing the action, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

17.5
Any agreement made by Licensee for the purposes of settling litigation or other dispute will comply with the requirements of Article 3 above.  In no event may Licensee admit liability or wrongdoing on behalf of The Regents without The Regents’ prior written consent.

18.           INDEMNIFICATION

18.1
Licensee will, and will require its Sublicensees to, indemnify, hold harmless, and defend The Regents and its officers, employees, and agents; sponsor(s) of the research that led to the Invention; and the inventors of any patents and patent applications under Patent Rights and their employers, against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense.  This indemnification will include, but not be limited to, any product liability.

18.2	Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

(a)	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence ......................................................$5,000,000
Products/Completed Operations Aggregate….$10,000,000
Personal and Advertising Injury ..........................$5,000,000
General Aggregate .................................................$10,000,000

If the above insurance is written on a claims-made form, it will continue for three (3) years following termination or expiration of this Agreement. The insurance will have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

(b)	Worker's Compensation as legally required in the jurisdiction in which Licensee is doing business.

18.3
The coverage and limits referred to in Subparagraphs 18.2(a) and 18.2(b) above will not in any way limit the liability of Licensee under this Article 18. Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements, and Licensee will promptly notify The Regents of any material modification of the insurance coverages. Such certificates will:

(a)	provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverages;

(b)	indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph l8.2; and

(c)
include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

18.4
The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 18.  Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 18.

19.           COMPLIANCE WITH LAWS/EXPORT CONTROLS

19.1
The Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in Licensee’s use, manufacture, Sale, or import of the Licensed Products or Licensed Services, or in Licensee’s practice of Licensed Methods.  The Licensee will observe all applicable United States and foreign laws and regulations governing the transfer to foreign countries of technical data related to Licensed Products, including without limitation with respect to the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

19.2
Licensee understands that The Regents is subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), controlling the export of technical data, computer software, laboratory prototypes and other commodities, and The Regents' obligations to Licensee under this Agreement are contingent on and subject to compliance with such laws and regulations.  The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export such technical data and/or commodities to certain foreign countries without prior approval of such agency.  The Regents neither represents that such a license will not be required nor that, if required, it will be issued.

20.           GOVERNMENT APPROVAL OR REGISTRATION

20.1
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so.  Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

21.           ASSIGNMENT

21.1
This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.  This Agreement is personal to Licensee and assignable by Licensee only with the written consent of The Regents, provided that, Licensee may, on written notice to The Regents, assign this Agreement, including without limitation all obligations owed to The Regents hereunder, to an acquiror of all or substantially all of Licensee's stock or assets.

22.           NOTICES

22.1
All notices under this Agreement will be deemed to have been fully given and effective when done in writing and delivered in person, or mailed by registered or certified U.S. mail, or deposited with a carrier service requiring signature by recipient, and addressed as follows:

To The Regents:	Technology Transfer Services
1850 Research Park Drive, Suite 100
Davis, CA 95618-6134
Attn.: Director (UC Case No. 2008-399)

To Licensee:	Octus Energy, Inc.
803 Second Street
Suite 303
Davis, CA 95616
Attn.: John Argo

Either Party may change its address upon written notice to the other Party.

23.           PAYMENTS

23.1	Payments to The Regents will be made to the following address:

The Regents of the University of California
1111 Franklin Street, 5th Floor
Oakland, CA 94607-5200
Attention: Executive Director,
Research Administration and
Technology Transfer
Referring to: UC Case No. 2008-399

23.2
If monies owed to The Regents under this Agreement are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) per annum.  Such interest will be calculated from the date payment was due until actually received by The Regents.  Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of The Regents related to such late payment.  Acceptance of any late payment will not constitute a waiver under Article 24 (Waiver) of this Agreement.

24.           WAIVER

24.1
The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

25.           CONFIDENTIALITY

25.1
Subject to Paragraphs 25.2 and 25.3 below, each Party will hold the other Party's proprietary business and technical information, patent prosecution material and other proprietary information, including the negotiated terms of this Agreement, in confidence and against disclosure to third parties with at least the same degree of care as it exercises to protect its own data and license agreements of a similar nature.  This obligation will expire five (5) years after the termination or expiration of this Agreement.

25.2	Nothing contained herein will in any way restrict or impair the right of Licensee or The Regents to use, disclose, or otherwise deal with any information or data which:

(a)	at the time of disclosure to a receiving Party is available to the public or thereafter becomes available to the public by publication or otherwise through no act of the receiving Party; or

(b)	the receiving Party can show by written record was in its possession prior to the time of disclosure to it hereunder and was not acquired directly or indirectly from the disclosing Party; or

(c)	is independently made available to the receiving Party without restrictions as a matter of right by a third party; or

(d)	is independently developed by employees of the receiving Party who did not have access to the information disclosed by the disclosing Party; or

(e)	is subject to disclosure under the California Public Records Act or other requirements of law.

25.3
The Regents will be free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement upon their request.  If such release is made, The Regents will inform such employees of the confidentiality obligations set forth above and will request that they do not disclose such terms and conditions to others.  Should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 and 3 to such third party, but will not disclose the name of Licensee unless (a) Licensee has already made such disclosure publicly, (b) Licensee otherwise consents to such disclosure, or (c) such disclosure is required under the California Public Records Act or other requirements of law.

25.4
Licensee and The Regents agree to destroy or return to the disclosing Party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination of this Agreement.  However, each Party may retain one copy of proprietary information of the other solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such proprietary information will be subject to the confidentiality provisions set forth in this Article 25.  Licensee and The Regents agree to provide each other, within thirty (30) days following termination of this Agreement, with a written notice that proprietary information has been returned or destroyed.

26.           FORCE MAJEURE

26.1
Except for Licensee’s obligation to make any payments to The Regents hereunder, and subject to Paragraph 26.2, below, the Parties  will be excused from any performance required hereunder if such performance is rendered impossible or infeasible due to any catastrophe or other major event beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the Parties' respective obligations hereunder will resume.

26.2
Either Party to this Agreement will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either Party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 26.1 above for a period of one (1) year.

27.           SEVERABILITY

27.1
The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

28.           APPLICABLE LAW; VENUE; ATTORNEYS’ FEES

28.1
THIS AGREEMENT WILL BE CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, except that the scope and validity of any patent or patent application under Patent Rights will be determined by the applicable law of the country of such patent or patent application.  Any legal action brought by the Parties relating to this Agreement will be conducted in San Francisco, California. The prevailing Party in any legal action under this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

29.           SCOPE OF AGREEMENT

29.1	Neither Party will use this Agreement as a basis to invoke the CREATE Act, 35 U.S.C. 103 (c) (2), without the written consent of the other Party.

29.2
This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, whether oral or written, between the Parties relating to the subject matter hereof.  The Confidentiality Agreement and Letter Agreement specified in the Recitals above of this Agreement, effective February 25, 2009, and March 10, 2009, respectively, are hereby superseded.

29.3	This Agreement may be altered or modified only by written amendment duly executed by the Parties.

In witness whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

OCTUS ENERGY, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
By:	/s/ Christian J. Soderquist	By	/s/ David R. McGee
Printed Name: Christian J. Soderquist Title: President & CEO			David R. McGee Executive Director UC Davis InnovationAccess
Date: August 27, 2009		Date

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

OCTUS ENERGY, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

WICKING CONDENSATE EVAPORATOR AT AC CONDENSER

UC Case No.: 2008-399

TABLE OF CONTENTS

RECITALS		1
1.	DEFINITIONS	2
2.	GRANT	4
3.	SUBLICENSES	5
4.	LICENSE ISSUE FEE/MAINTENANCE FEES	6
5.	ROYALTIES	7
6.	DILIGENCE	9
7.	PROGRESS AND ROYALTY REPORTS	10
8.	BOOKS AND RECORDS	12
9.	LIFE OF THE AGREEMENT	12
10.	TERMINATION BY THE REGENTS	13
11.	TERMINATION BY LICENSEE	14
12.	DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION	14
13.	PATENT PROSECUTION AND MAINTENANCE	14
14.	MARKING	15
15.	USE OF NAMES AND TRADEMARKS	16
16.	LIMITED WARRANTIES	16
17.	PATENT INFRINGEMENT	17
18.	INDEMNIFICATION	18
19.	COMPLIANCE WITH LAWS/EXPORT CONTROLS	20
20.	GOVERNMENT APPROVAL OR REGISTRATION	20
21.	ASSIGNMENT	20
22.	NOTICES	21
23.	PAYMENTS	21
24.	WAIVER	22
25.	CONFIDENTIALITY	22
26.	FORCE MAJEURE	23
27.	SEVERABILITY	24
28.	APPLICABLE LAW; VENUE; ATTORNEYS’ FEES	24
29.	SCOPE OF AGREEMENT	24

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